Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE	December 10, 2010
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Wintrust Financial Corporation Announces Closing
of Offerings of Common Stock and Tangible Equity Units
LAKE FOREST, Ill. — Wintrust Financial Corporation (“Wintrust” or the “Company”) (Nasdaq:WTFC) today announced the closing of its previously announced offerings of 3,205,128 shares of common stock and 4,000,000 of its 7.50% tangible equity units. Wintrust received net proceeds of approximately $284.7 million from the offerings, after deducting underwriting discounts and commissions and estimated offering expenses. Wintrust has granted the underwriters 30-day options to purchase up to an additional 480,769 shares of common stock and 600,000 tangible equity units, each to be offered to cover overallotments, if any.
Subject to approval by Wintrust’s regulators, Wintrust intends to use the net proceeds from the offerings to redeem all of the shares of its Fixed Rate Cumulative Preferred Perpetual Preferred Stock, Series B, which was issued and sold to the U.S. Treasury under its Capital Purchase Program. Wintrust will use any excess proceeds for general corporate purposes. If Wintrust is unable to redeem the Series B Preferred Stock, it intends to use the net proceeds of the offerings for general corporate purposes.
BofA Merrill Lynch is acting as sole book-running manager and RBC Capital Markets, LLC, Sandler O’Neill + Partners, L.P. and Wells Fargo Securities are acting as co-managers for the tangible equity unit offering. BofA Merrill Lynch and Sandler O’Neill + Partners, L.P. are acting as joint book-running managers and RBC Capital Markets, LLC and Wells Fargo Securities are acting as co-managers for the common stock offering.
This press release shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the tangible equity units will only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained from BofA Merrill Lynch, Four World Financial Center, New York, New York 10080, Attn: Preliminary Prospectus Department or email dg.prospectus_requests@baml.com. The offering of the common stock will only be made by means of a separate prospectus and a related prospectus supplement, copies of which may be obtained from BofA Merrill Lynch at the address above or Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, New York 10022 or by calling (866) 805-4125.

About Wintrust
Wintrust is a financial holding company with assets in excess of $14 billion whose common stock is traded on the NASDAQ Global Select Market (Nasdaq: WTFC). Wintrust operates fifteen community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. Currently, Wintrust operates 85 banking offices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Wintrust’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in each of Wintrust’s prospectus supplements dated December 7, 2010, Wintrust’s Annual Report or Form 10-K for the most recently ended fiscal year and in Wintrust’s subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.

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